Exhibit 10.2

KEURIG GREEN MOUNTAIN, INC.
2015 SEVERANCE BENEFIT PLAN

1.                   PURPOSE

Keurig Green Mountain, Inc. (the “Company”) adopts this 2015 Severance Benefit Plan with the intent of providing financial assistance through severance payments and other benefits to certain designated employees whose employment with the Company is terminated in a Qualifying Termination.

2.                   DEFINITIONS

“Accountants”: the independent public accounting firm most recently serving as the Company’s outside auditors, or such other accounting or benefits consulting firm as the Company may designate.

“Base Salary”: in the case of any Participant, the Participant’s annual rate of base salary as in effect immediately prior to the date of the Participant’s Qualifying Termination.

“Benefits”: the payments and benefits described in Section 5 of the Plan.

“Board”: the Board of Directors of the Company.

“Cause”: in the case of any Participant, any or any combination of the following: (i) indictment or conviction of the Participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the Participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the Participant thereof; (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Company that is materially injurious to the Company, in all cases as determined, as applicable, in good faith by the Compensation and Organizational Development Committee.

“Chief Executive Officer”: the Company’s President and Chief Executive Officer.

“Code”: the federal Internal Revenue Code of 1986, as amended. References to the Code shall be deemed to incorporate applicable Treasury Regulations and other applicable Internal Revenue Service guidance.

“Effective Date”: April 24, 2015.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Good Reason”: for purposes of the definition of “Qualifying Termination” shall mean with respect to the Level I Participant only (i) any action by the Company which results in a material diminution in a Level I Participant’s position, authority, duties or responsibilities immediately prior to the Qualifying Termination; provided, however, that any reduction in size or nature of the Company’s business by reason of a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company, shall not, in and of itself, constitute Good Reason hereunder, other than if such Level I Participant is no longer the President and Chief Executive Officer of a publicly traded company; (ii) any material reduction in the Level I Participant’s rate of annual base salary or target incentive bonus; (iii) failure by the Board to nominate as necessary and recommend the Level I Participant to serve as a member of the Board; or (iv) any requirement by the Company that the Level I Participant be based at any office or location that is more than 50 miles distant from the Level I Participant’s base office or work location.

“Level I Participant”: the Chief Executive Officer whom the Plan Administrator has selected to participate in the Plan.

“Level II Participant”: the officers and other management of the Company or a subsidiary of the Company whom the Plan Administrator has selected to participate in the Plan and designated as Level II Participants.

“Level III Participant”: the officers and other management of the Company or a subsidiary of the Company whom the Plan Administrator has selected to participate in the Plan and designated as Level III Participants.

“Participant”: subject to Section 3 of the Plan, any Level I Participant, Level II Participant or Level III Participant.

“Plan”: the Keurig Green Mountain, Inc. 2015 Severance Benefit Plan set forth herein, as the same may from time to time be amended and in effect. As applied to any Participant, the Plan shall be deemed modified by the provisions of the Participant’s Plan Agreement, if any.

“Plan Administrator”: the Compensation and Organizational Development Committee of the Board.

“Plan Agreement”: an agreement described in Section 4 of the Plan.

“Qualifying Termination”: in the case of any Participant, termination of the Participant’s employment with the Company and its subsidiaries by reason of (i) an involuntary separation by the Company other than for Cause; or (ii) solely in the case of a Level I Participant, a voluntary separation by the Participant for Good Reason.  A termination will be treated as one described in clause (ii) of the preceding sentence only if the Level I Participant gives the Company written notice of the events or circumstances constituting Good Reason within ninety (90) days of the initial existence or occurrence of those events or circumstances, the Company fails to cure within thirty (30) days of receipt of such notice, and the Level I Participant’s separation occurs not later than thirty (30) days after the end of the cure period.

“Section 280G”: Section 280G of the Code.

“Section 409A”: Section 409A of the Code.

“Section 4999”: Section 4999 of the Code.

3.                   PARTICIPATION

An employee once designated a Participant shall continue to be a Participant (subject to satisfaction of the requirements set forth in Section 4 below, if required by the Plan Administrator in its sole and absolute discretion) until the earlier of (a) the date on which the Plan Administrator determines, in its sole discretion, that he or she is no longer eligible to participate in the Plan (as evidenced by written notice thereof), and (b) the date he or she ceases to be employed by the Company; provided, that a Participant who ceases to be employed by the Company by reason of a Qualifying Termination shall continue to be treated as a Participant with respect to any benefits related to such Qualifying Termination until they have been paid or provided in full.

4.                   AGREEMENT OF PARTICIPANTS

As a precondition to participation in the Plan, the Plan Administrator may require that an employee who is designated a Participant enter into a written agreement (a “Plan Agreement”) in accordance with procedures prescribed by and in a form acceptable to the Plan Administrator.  Each Plan Agreement shall contain such terms, if any, as the Plan Administrator may specify, which may (if the Plan Administrator so provides) deviate from the terms generally set forth in the Plan.

5.                   BENEFITS

(a)                                 A Participant who separates from the service of the Company and its subsidiaries by reason of a Qualifying Termination shall receive the following:

(i)                                     Level I Participant:

The Company shall pay to a Level I Participant, in cash, (A) within five (5) business days of the date the Participant’s Release and Non-Competition and Non-Solicitation Agreement (as described in Section 6 below) become effective (and no longer revocable) (the “Release Date”), the Level I Participant’s Base Salary earned as of the date of termination but not yet paid; plus (B) on the date that annual bonuses are paid to other employees by the Company for the subject fiscal year as provided under the Company’s bonus plan, an amount equal to the

Participant’s earned incentive bonus, if any, for the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed between the beginning of such fiscal year and the date of termination and the denominator of which is the number of days in such fiscal year; plus (C) in substantially equal installments, over a twelve (12) month period in accordance with the Company’s payroll policy, an amount equal to the product obtained by multiplying (x) one and one half (1.5) by (y) the sum of the Level I Participant’s Base Salary plus the Participant’s target incentive bonus for the fiscal year in which the Qualifying Termination occurs.  The Benefit payments set forth in Section 5(a)(i)(C) shall commence within 10 days after the Release Date and, once they commence, shall be retroactive to the date of the Qualifying Termination.

(ii)                                  Level II Participant:

The Company shall pay to a Level II Participant, in cash, (A) within five (5) business days of the Release Date, the Level II Participant’s Base Salary earned as of the date of termination but not yet paid; plus (B) on the date that annual bonuses are paid to other employees by the Company for the subject fiscal year as provided under the Company’s bonus plan, an amount equal to the Participant’s earned incentive bonus, if any, for the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed between the beginning of such fiscal year and the date of termination and the denominator of which is the number of days in such fiscal year; plus (C) in substantially equal installments, over an eighteen (18) month period if designated as noted in Section 5(a)(ii)(C)(x), or a twenty-four (24) month period if designated as noted in Section 5(a)(ii)(C)(y), an amount equal to the product obtained by multiplying either, as solely determined by the Plan Administrator at the time the Level II Participant is designated as a Participant in the Plan (x)(aa) one and one half (1.5) by (bb) the Level II Participant’s Base Salary, or (y)(aa) two (2.0) by (bb) the Level II Participant’s Base Salary.  The Benefit payments set forth in Section 5(a)(ii)(C) shall commence within 10 days after the Release Date and, once they commence, shall be retroactive to the date of the Qualifying Termination.

(iii)                               Level III Participant:

The Company shall pay to a Level III Participant, in cash, (A) within five (5) business days of the Release Date, the Level III Participant’s Base Salary earned as of the date of termination but not yet paid; plus (B) on the date that annual bonuses are paid to other employees by the Company for the subject fiscal year as provided under the Company’s bonus plan, an amount equal to the Participant’s earned incentive bonus, if any, for the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed between the beginning of such fiscal year and the date of termination and the denominator of which is the number of days in such fiscal year; plus (C) in substantially equal installments, over a twelve (12) month period in accordance with the Company’s payroll policy, an amount equal to the product obtained by multiplying (x) one (1) by (y) the Level III Participant’s Base Salary.  The Benefit payments set forth in Section 5(a)(iii)(C) shall commence within 10 days after the Release Date and, once they commence, shall be retroactive to the date of the Qualifying Termination.

(b)         All Participants:  Provided that he or she elects so-called “COBRA” continuation coverage, if available, the Company shall pay to the Participant, in cash, and as additional consideration for the Participant’s execution of a non-compete and non-solicit agreement with the Company in a form provided by the Company, a lump-sum payment equal to the amount of the premiums required to continue the Participant’s, and the Participant’s dependents’, participation in the Company’s health insurance plans or programs for the Coverage Continuation Period.  For purposes of this subsection, the “Coverage Continuation Period” means (i) for Level I Participants and Level II Participants, the eighteen (18) month period, and (ii) for Level III Participants, the twelve (12) month period, in each case following the Participant’s Qualifying Termination.

6.              RELEASE OF CLAIMS

The Participant acknowledges and agrees that in exchange for the Benefits under Section 5, the Participant shall be required to execute and not revoke (a) a general release, in a form provided by the Company (the “Release”), of the Company and its subsidiaries, stockholders, directors, officers, employees, and assigns, of any claims or causes of action, whether or not then known, with respect to any matter, including, without limitation, any matter related to employment with the Company, including, without limitation, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis and (b) a general non-competition and non-solicitation agreement in a form provided by the Company (the “Non-Competition and Non-Solicitation Agreement”), then Participant shall be entitled to receive the Benefits.  Participant shall execute and return the Release and Non-Competition and Non-Solicitation Agreement within five (5) business days following the date of the Qualifying Termination.  Notwithstanding the foregoing, the Participant shall not release (i) any rights to be indemnified by the Company, (ii) rights to enforce the Company’s obligations under this Plan, or (iii) rights under any employee benefit plan or to any equity based awards.  In the event that the Participant’s entitlement to Benefits under the Plan arise in one calendar year and the consideration period under any law to consider and to revoke a release of claims expires in the following calendar year, then notwithstanding anything herein to the contrary, the payment of Benefits (other than accrued and earned vacation pay and salary) shall be made on the first business day following expiration of the consideration and/or revocation period in the following calendar year.

7.                   COORDINATION WITH CERTAIN CODE PROVISIONS

Payments under Section 5 shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G, to or for the benefit of the Participant) would be limited or precluded by Section 280G and without regard to whether such payments (or any other “parachute payments” as so defined) would subject the Participant to the federal excise tax levied on certain “excess parachute payments” under Section 4999; provided, that if the total of all payments to or for the benefit of the Participant, after reduction for all federal taxes (including the tax described in Code Section 4999, if applicable, with respect to such payments) (the “Participant’s total after tax payments”), would be increased by the limitation or elimination of any payment under Section 5, such amounts payable hereunder shall be reduced to the extent, and only to the extent, necessary to maximize the Participant’s total after tax payments.

The determination as to whether and to what extent payments under Section 5 are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Accountants. In the event that any payments under Section 5 are required to be reduced as described in this Section 7, the adjustment will be made, first, by reducing the cash payments, if any, due to the Participant pursuant to Section 5(a)(i)-(iii), as applicable; and second, if additional reductions are necessary, by reducing the benefits due to the Participant under Section 5(b).  In the event of any underpayment or overpayment under Section 5 as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Participant or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

8.                   BINDING EFFECT ON SUCCESSOR ENTITY

The Plan and the Company’s obligations under the Plan shall be binding upon, and the Company shall require the Plan and the Company’s obligations thereunder to be assumed by, any successor to all or substantially all of the Company’s business (whether by merger, consolidation, stock sale, sale of assets or otherwise).

9.                   DISPUTES

In the event that Participant brings an action to contest the validity or enforceability of the Participant’s rights or the Company’s obligations under the Plan and prevails in such action, then the company agrees to reimburse the Participant for all reasonable legal fees and expenses which the Participant may incur as a result of such action.

10.            PAYMENT OBLIGATIONS ABSOLUTE

Upon a Qualifying Termination the Company’s obligations to pay the Benefits described in Section 5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against any Participant.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan and in no event shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

11.            LIMITED EFFECT

Nothing herein or in any Plan Agreement shall be construed as giving any Participant a right of continued employment or as limiting the Company’s right to terminate a Participant’s employment, subject, in the case of any Qualifying Termination, to the payment of the Benefits.

12.            DELEGATION/ADMINISTRATION

To the extent permitted by applicable law, the Plan Administrator may delegate any of its authority to administer the Plan to any person or persons selected by the Plan Administrator, including one or more members of the Compensation and Organizational Development Committee of the Board or one or more officers of the Company, and such person or persons shall be deemed to be the Plan Administrator with respect to, and to the extent of its or their authority. In this regard and to the extent permitted under applicable law, the Compensation and Organizational Development Committee hereby delegates its power, authority and responsibilities under the Plan to the Company’s Chief Human Resources Officer (or the individual holding equivalent duties and responsibilities).  Any authority granted to the Plan Administrator may also be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Plan Administrator, the Board action shall control.

The Plan Administrator shall have the ability to interpret and construe the Plan in its reasonable discretion; to determine all questions arising in the administration, interpretation and application of the plan; and to take all necessary and proper actions it may deem necessary to fulfill its duties as Plan Administrator.

13.            AMENDMENT AND TERMINATION

The Board may amend the Plan at any time and from time to time, and may terminate the Plan at any time; provided, however, that the Board or Plan Administrator, as applicable, shall not (other than as may be provided by applicable law or regulation) within any one-year period following (a) the Effective Date, or (b) the effective date of an amendment of this Plan, make any amendments to this Plan that would reduce or negatively affect the Benefits provided to a Participant hereunder without the express written consent of such Participant.

14.            OTHER BENEFITS

Notwithstanding anything herein to the contrary, by participating in the Plan, the Participant and the Company acknowledge and agree that in the event of any conflict or inconsistency between the terms of any employment agreement or offer letter between the Participant and the Company (such agreements or letters, the “Employment Arrangements”) and the terms of this Plan, whichever term is most beneficial to the Participant (including, for example, the amount of Benefits or governing definitions) between this Plan and those Employment Arrangements shall prevail and the amount of Benefits paid to the Participant shall be capped at the amounts provided by such prevailing terms.  In no event shall a Participant hereunder be entitled to Benefits under this Plan and any severance payments under the Company’s Amended and Restated 2008 Change in Control Severance Benefit Plan (“CIC Plan”) for the same Qualifying Termination.  This Plan and the CIC Plan are mutually exclusive.

15.            SECTION 409A

The Plan and the Benefits, if any, payable hereunder are intended to qualify for the short-term exception to the requirements of Section 409A, and the Plan (including all Plan Agreements) shall be construed accordingly.  Notwithstanding anything to the contrary in the Plan (including any Plan Agreement), neither the Company, nor any subsidiary, nor any person acting on behalf of the Company, or any subsidiary, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment of the Benefits to satisfy the requirements of Section 409A.

16.            WITHHOLDING

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to a Participant shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

17.            NO ASSIGNMENT

The rights of Participants and beneficiaries under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of such Participants and beneficiaries.

18.            PLAN TO BE UNFUNDED, ETC.

The Plan is intended to create an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind.  A Participant’s right to receive the Benefits shall be no greater than the right of an unsecured general creditor of the Company.  All Benefits shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.  There shall not vest in any Participant or beneficiary any right, title, or interest in and to any specific assets of the Company.